Exhibit 99.1

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Kevin J. Purcell
727-461-3000

For Immediate Release
Aerosonic Reports Second Quarter Results

CLEARWATER, Fla. -- September 14, 2009 - Aerosonic Corporation (NYSE AMEX:AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended July 31, 2009, with the United States Securities and Exchange Commission.
	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)

	July 31, 2009	August 1, 2008	July 31, 2009	August 1, 2008
Revenues	$8,114,000	$5,962,000	$16,888,000	$12,613,000
Gross profit	3,163,000	2,040,000	6,473,000	3,443,000
Operating income (loss)	1,004,000	(255,000)	2,745,000	(486,000)
Net income (loss)	556,000	(234,000)	1,931,000	$(470,000)
Earnings (loss) per share
Basic	$0.15	$(0.06)	$0.53	$(0.13)
Diluted	$0.14	$(0.06)	$0.51	$(0.13)

Net sales for the second quarter of fiscal year 2010 increased $2,152,000, or 36%, to $8,114,000 when compared to $5,962,000 for the second quarter of fiscal year 2009. On a year to date basis, net sales were $16,888,000 during the first six months of fiscal year 2010, an increase of $4,275,000, or 34%, when compared to $12,613,000 for the first six months of fiscal year 2009. The increase in sales for the respective periods was primarily the result of increased productivity across several product lines, including our transmitter product line. We were successful in stabilizing manufacturing processes and improving upon critical manufacturing and planning processes.

Gross profit increased from 34% for the second quarter of fiscal year 2009 to 39% for the second quarter of fiscal year 2010. On a year to date basis, gross profit increased from 27% for the first six months of fiscal year 2009 to 38% for the first six months of fiscal year 2010. The three month comparative increase in gross profit percentage, as well as the year to date comparative increase in gross profit percentage, is primarily attributable to the improvement in operational performance across several product lines.

The Company reported net income for the quarter ended July 31, 2009 of approximately $556,000, or $0.15 basic and $0.14 diluted earnings per share, versus a net loss of approximately ($234,000), or ($0.06) basic and diluted loss per share for the quarter ended August 1, 2008. For the six months ended July 31, 2009, the Company reported net income of approximately $1,931,000, or $0.53 basic and $0.51 diluted earnings per share, versus a net loss of approximately ($470,000), or ($0.13) basic and diluted loss per share for the six months ended August 1, 2008.

“The primary difference between last year’s quarterly results and the quarter just completed is our increasingly capable Operations team led by COO Tom Cason. While we have further work to do, our team is beginning to build consistency and momentum while demonstrating the dedication to improvement that our customer’s expect,” noted Doug Hillman, President and CEO.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.